Klondex Announces Initial Mineral Resource Estimate at Hollister;
Measured & Indicated of ~217k AuEq oz, Inferred of ~78k AuEq oz

Reno, NV - June 21, 2017 - Klondex Mines Ltd. (KDX:TSX; KLDX:NYSE MKT) (“Klondex” or the “Company”) is pleased to announce an initial Mineral Resource Estimate for its Hollister Mine (“Hollister”) in Nevada, which incorporated results from drilling performed prior to the Company’s acquisition of the property and data generated from additional drilling performed by Klondex subsequent to acquiring the property.

Mineral Resource Estimate Highlights (see TABLE 1):

•	Total Measured and Indicated (“M&I”) Mineral Resource Estimate of 428.6k tons grading 0.507 AuEq opt (17.4 AuEq g/t) (217.5k GEOs)

•	Total Inferred Mineral Resource Estimate of 176.0k tons grading 0.445 AuEq opt (15.3 AuEq g/t) (78.3k GEOs)

•	The Gloria zone remains open to the west with the last drilling information intercepting 18.36 AuEq opt over 1.7 ft (629.5 AuEq g/t over 0.52m)

•	This initial Mineral Resource Estimate does not include any drilling from the Hatter Graben zone; drilling at the Hatter Graben zone commenced on June 19, 2017

TABLE 1: Hollister Mineral Resource Estimate

Category	Tons (k)	Au opt	Au g/t	Ag opt	Ag g/t	AuEq opt	AuEq g/t	Au koz	Ag koz	AuEq koz
Measured	114.3	0.537	18.4	3.05	104.7	0.565	19.4	61.4	349.0	64.6
Indicated	314.3	0.465	15.9	2.35	80.5	0.487	16.7	146.1	737.9	152.9
Total M&I	428.6	0.484	16.6	2.54	86.9	0.507	17.4	207.5	1,086.9	217.5
Inferred	176.0	0.420	14.4	2.71	92.9	0.445	15.3	73.9	476.9	78.3

1.	Mineral resources are calculated at a gold price of US$1,400 per ounce and a silver price of US$19.83 per ounce.
2.	Metallurgical recoveries for gold and silver are 92% and 60%, respectively.
3.	One ounce of gold is equivalent to 108.24 ounces of silver.
4.	Mineral Resources include resource dilution to a minimum mining width of four feet or the vein width plus two feet, whichever is greater.
5.	Cut off grades for the Mineral Resources are 0.227 opt AuEq.
6.	The effective date for the Mineral Resource is May 31, 2017.
7.
Mineral Resources which are not Mineral Reserves have not yet demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues.

8.
The quantity and grade of reported Inferred Resources in this estimation are uncertain in nature and there has been insufficient exploration to define these Inferred Resources as an Indicated or Measured Mineral Resource and it is uncertain if further exploration will result in upgrading them to an Indicated or Measured Mineral Resource category.

9.
The Mineral Resources in this press release were estimated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council.

Paul Huet, President and CEO stated, "This initial Mineral Resource estimate is very encouraging. Approximately 74% of the total Mineral Resource Estimate is in the M&I category and sits within both the newly discovered Gloria system that remains completely open to the West and in the Hollister main zone.” Mr. Huet continued, “As previously communicated, these results do not include any mineral resources from the Hatter Graben zone, which we started drilling this week. This new resource provides us a platform and several select areas to begin our mining at Hollister. The ramp-up continues as expected with the initial tons from the stockpile to be processed in the Midas mill during the third quarter.  Initially, we intend to batch process the Hollister ore independent from Midas and Fire Creek ore. Production from bulk sampling is expected to continue to progressively increase over the second half of the year and we continue to expect to meet our annual operational guidance.”

The initial Mineral Resources Estimate is based on 2,863 drill holes totaling 1,449,568 ft (441,828 m) and includes data from 39 new drill holes totaling 14,656 ft (4,467 m), completed by Klondex since the acquisition of the property in October 2016. In addition to the drilling, the Mineral Resource Estimate also includes 14,821 channel samples provided from mining on the mineralized structures.

A technical report in support of the Mineral Resource Estimate described herein and prepared in accordance with National Instrument 43-101 will be filed on SEDAR and EDGAR within 45 days from the date hereof.

Mineral Resource Assumptions
Classification of the Mineral Resource as Measured, Indicated or Inferred was undertaken based on the number of drill and channel sample composites used and the average distance from the block to the composites.

For a Measured Mineral Resource, an AuEq grade model block must have incorporated four composites within a distance of 40 feet. For Indicated Mineral Resource, an AuEq grade model block must have used three composites within 100 feet, and an Inferred Mineral Resource must have incorporated two composites within 300 feet.

Assays were performed by American Assay (AAL) of Sparks, Nevada, as directed under the supervision of Klondex staff. This organization is an ISO 17025 accredited independent laboratory. Underground drill core samples were assayed using a fire assay one-assay ton method with an ICP finish. If initial Au assays were > 5ppm or Ag was > 200ppm the samples were re-assayed with a gravimetric finish. The quality control and assurance program included the insertion of standards and blanks every tenth sample, and the retention of pulps and rejects. Duplicates are generated by the lab and re-assayed by ALS Chemex of Reno, Nevada. QA/QC samples are tracked and if a results is outside of pre-determined limits the batch is re-assayed and the results replace the previous values. Channel samples were performed by an in-house laboratory using fire assay with gravimetric finish as directed under the supervision of Klondex staff and check samples were sent to AAL.

Drill samples cited in this news release were obtained from drilling by independent contractor American Drilling of Spokane, Washington under the direction of Klondex staff. Logging, splitting, and sampling are conducted at the Winnemucca logging facility.

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility, also located in Nevada, USA.

For More Information
John Seaberg
Senior Vice President, Strategic Relations
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com

Qualified Person
Scientific and technical information in this press release has been reviewed and approved for Klondex by “Qualified Person” Brian Morris (AIPG CPG-11786) who is a "Qualified Person" within the meaning of National Instrument 43-101.

Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the production and exploration potential at the Hollister Mine, and future exploration and production plans of Klondex. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.

Cautionary Note to U.S. Investors Regarding the Use of Mining Terms
This news release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. All resource and reserve estimates included or referred to in this news release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the mineral reserve disclosure requirements of the U.S. Securities and Exchange Commission (the SEC”) set out in Industry Guide 7.

The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Consequently, resource information contained in this news release is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC.